Exhibit 99.1

Socket Mobile Reports Solid Second Quarter Results

NEWARK, Calif., – July 22, 2021 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and six months ended June 30, 2021.

Second Quarter Financial Highlights:

•	Revenue for the second quarter increased 119% to $6.0 million compared with $2.7 million for the same period in 2020 and 24% from the revenue of $4.8 million in Q1 2021. The increase is primarily driven by the deployments of business applications in the retail industry.

•	Q2 Gross margin increased to 55% compared with 50% for the same period last year and 53% sequentially from the immediately preceding quarter primarily as a result of higher revenues and absorption of fixed manufacturing overhead.

•	Operating income for the second quarter of 2021 was $814,000 compared to an operating loss of ($810,000) in the prior year period and an operating income of $242,000 in Q1 2021 primarily due to modestly increased operating expenses offset by higher revenues.

•	Operating expenses for the second quarter of 2021 were $2.4 million, an increase of 12% compared to operating expenses of $2.2 million for the same quarter a year ago, and an increase of 5% sequentially from the immediately preceding quarter.

•	Q2 net income of $2.6 million included an adjustment of $1.9 million related to the recognition of tax benefit resulting from the disqualified disposition of incentive stock options as of June 30th, 2021. This adjustment increased deferred tax assets.

“We are pleased with our strong performance for the second quarter of 2021.The deployments of business applications, particularly in the retail industry, have served as a key driver of our return to profitable growth we have had historically,” said Kevin Mills, president and chief executive officer. “The market opportunity and positive momentum we are seeing is encouraging as it validates our application driven business model. In line with our operating plan, we are investing in both technology and talent, while remaining disciplined on costs, so we can further strengthen our application developer tools to better serve the developer community.

“We continue to experience supply chain constraints and inflationary pressure that are impacting us as well as many other companies around the world. I’m proud of our team’s success in meeting customer demand and delivering a strong quarter despite the challenges.

“Our financial strength, including a strong cash balance and the available lines of credit allows us to be well-positioned to invest in new products to drive long-term profitable growth and to withstand unforeseen adversities.

“We look forward to providing more details on the key drivers of our recent performance along with updates on our business and products during our second quarter earnings call,” concluded Mills.

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Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 7569 552. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UDSpRFPaUkZThc. A live and replay audio webcast of the conference call can be accessed through a link

https://onlinexperiences.com/Launch/QReg/ShowUUID=5595207E-339C-4EA9-83C5-9280D32559B1&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2021, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue	$5,953	$2,715	$10,766	$6,936
Cost of revenue	2,698	1,354	4,937	3,351
Gross margin	3,255	1,361	5,829	3,585
Gross margin percent	54.7%	50.1%	54.1%	51.7%
Research & development	972	859	1,903	1,740
Sales & marketing	734	722	1,394	1,490
General & administrative	735	590	1,476	1,256
Total operating expenses	2,441	2,171	4,773	4,486
Operating income (loss)	814	(810)	1,056	(901)
Other income	—	50	10	70
Interest expense, net	(51)	(8)	(100)	(27)
Current income tax expense	(6)	—	(6)	—
Deferred income tax benefit	1,870	—	1,870	—
Net income (loss)	$2,627	$(768)	$2,830	$(858)
Net income (loss) per share:
Basic	$0.34	$(0.13)	$0.38	$(0.14)
Fully diluted	$0.27	$(0.13)	$0.31	$(0.14)
Weighted average shares outstanding: Basic Fully diluted	7,129 8,907	6,009 6,009	6,808 8,594	6,012 6,012

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2021 (Unaudited)	December 31, 2020*
Cash	$4,920	$2,122
Accounts receivable	2,468	2,113
Inventories	4,020	3,196
Deferred costs on shipments to distributors	179	170
Other current assets	775	335
Property and equipment, net	855	848
Deferred tax assets	7,377	5,507
Intangible assets, net	1,878	—
Operating leases right-of-use assets	414	609
Other long-term assets	135	159
Total assets	$23,021	$15,059
Accounts payable and accrued liabilities	$2,371	$1,748
Bank non-formula loan	875	—
Subordinated convertible notes payable, net of discount	141	170
Subordinated convertible notes payable, net of discount-related party	1,187	1,272
Deferred revenue on shipments to distributors	530	451
Deferred service revenue	41	54
Operating lease liabilities	508	741
Total liabilities	5,653	4,436
Common stock	65,655	61,740
Accumulated deficit	(48,287)	(51,117)
Total equity	17,368	10,623
Total liabilities and equity	$23,021	$15,059

*Derived from audited financial statements.

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